From:	CAVALIER HOMES, INC.
Approved by:	David Roberson
Subject:	Plant Closure
Contact:	Mike Murphy (256) 747-9800

CAVALIER TO IDLE MANUFACTURING PLANT IN WINFIELD, ALABAMA

Addison, Ala. (December 17, 2007) – Cavalier Homes, Inc. (Amex: CAV) today announced that it will idle its home manufacturing facility in Winfield, Alabama.  The Company will offer Winfield's production personnel transfers to its plant in nearby Hamilton.  As a result of this action, Cavalier expects to record pre-tax impairment and restructuring charges of up to $500,000 in the fourth quarter ending December 31, 2007, which includes one-time termination benefits of approximately $35,000.

"This action follows the closure of a manufacturing line at our facility in Millen, Georgia, which we announced at the end of the third quarter of 2007," stated David A. Roberson, President and Chief Executive Officer.  "Both steps reflect our ongoing review of Cavalier's overall capacity in light of continuing market challenges in our HUD-code home manufacturing business.  It is a difficult decision to reduce capacity, but the shift in production from the Winfield facility to Hamilton will allow us to continue to serve our existing dealer base efficiently, reduce fixed costs, and improve our overall gross margins, with no expected impact on revenue.  We expect to implement additional cost reduction initiatives over the next three to four months, which will further reduce our fixed costs and better position the Company for a return to profitability."

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2006, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended September 29, 2007, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.